Exhibit 99.1

FOR IMMEDIATE RELEASE

ERGO SCIENCE CORPORATION ANNOUNCES PROPOSAL FOR
REVERSE/FORWARD STOCK SPLIT TO PERMIT SEC DEREGISTRATION
IN AN EFFORT TO REDUCE OPERATING COSTS

COMPANY SIGNS PURCHASE AGREEMENT

North Andover, M.A. – October 16, 2006.  Ergo Science Corporation (the “Company”) announces that its board of directors has approved a 1-for-200 reverse stock split of the Company’s common stock, par value $0.01 per share (“common stock”), to be followed immediately by a 200-for-1 forward stock split of the Company’s common stock (collectively, the “transaction”).

In view of the common stock’s limited trading activity and the relatively small stockholder base holding more than 200 shares of common stock, the benefits of being a Securities and Exchange Commission (“SEC”) reporting company do not justify the associated costs.  The Company estimates that the transaction will result in savings of approximately $2,000,000 in 2007 and 2008, and $1,800,000 in 2009 and each year thereafter.  The Company estimates that if it remains an SEC reporting company and is unsuccessful in increasing its revenues and decreasing its operating expenses in the future, its expenses would exceed its revenues and its cash reserves would be depleted by the end of 2009.  Costs related to the transaction are expected to be approximately $455,000. The Company expects to pay such costs from existing cash reserves.  The Company believes that the cost savings resulting from the transaction would be in the best interests of the Company and its continuing stockholders.

In addition, the transaction provides those stockholders of record holding less than 200 shares the opportunity to dispose of their shares without paying brokerage commissions and other transaction costs.

Pursuant to the transaction, stockholders of record holding fewer than 200 shares of the Company’s common stock immediately before the transaction would have such shares aggregated and converted into the right to receive a cash payment of $2.10 for each such share owned before the reverse stock split.   The Company cannot purchase the fractional shares resulting from the transaction without obtaining the approval of the holders of a majority of the Company’s outstanding preferred stock, par value $0.01 per share.  Consequently, the Company has arranged for the purchase of the fractional shares by William T. Comfort III, a stockholder and director of the Company.

If the transaction is approved by the Company’s stockholders and implemented, the Company expects to have fewer than 300 stockholders of record of its common stock.  At that point, the Company intends to terminate registration of its common stock, cease to be a reporting company under the Securities Exchange Act of 1934, as amended, and suspend the Company’s obligations to file annual and periodic reports and make other filings with the SEC.  In connection with this deregistration, the common stock would no longer be eligible for quotation on the over-the-counter bulletin board maintained by the NASD, and would only be quoted on the “pink sheets.”

The Company also announces that it has entered into a purchase agreement with Mr. Comfort.  Mr. Comfort has agreed to purchase the shares that will be converted into the right to receive cash in the transaction at a price of $2.10 for each such share owned before the reverse stock split; provided, however, that Mr. Comfort is not obligated to pay more than $250,000 for such shares (which would be equal to approximately 119,047 shares).  Although the Company currently estimates that the proposed transaction will result approximately 8,000 shares to be cashed out, if the number of shares to be cashed out is to exceed 119,047, the Company may arrange for the purchase of any additional fractional shares by a third party.  Stockholders holding 200 or more shares of the Company’s common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment for their shares.

The Company currently has outstanding 5,813,856 shares of its common stock, held by approximately 315 record holders.  The Company currently estimates that the proposed transaction will result in the purchase of approximately 8,000 shares, or 0.14% of the issued and outstanding shares of the Company, by Mr. Comfort and will reduce the number of record holders below 300. Changes in share ownership prior to the time the transaction is to become effective will affect those estimates, perhaps materially.

The directors on the board of directors other than Mr. Comfort (the “non-purchasing directors”) and the full board of directors met periodically to review the proposed transaction.  The non-purchasing directors and the full board of directors received an opinion from its financial advisor, Slusser Associates, Inc., that the cash consideration to be paid in the proposed transaction is fair from a financial point of view to the Company’s stockholders being cashed out in the transaction.

The proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of the Company’s common stock. Stockholders will be asked to approve the transaction at a special meeting of stockholders, currently expected to be held in November of this year. Even if the stockholders approve the transaction, the Board of Directors reserves the right to defer the transaction or to abandon (and not implement) the transaction.

This press release is only a brief description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. The Company is filing a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the special meeting and the proposed transaction, including information about the mechanics of the proposed transaction, persons soliciting proxies, their interests in the transaction, and related matters. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov. The Company will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the annual meeting. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders in favor of the proposed transaction. Information about the Company’s executive officers and directors and their ownership of the Company’s common stock is set forth in the preliminary proxy statement. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the proposed transaction by reading the proxy statement regarding the proposed transaction when it becomes available.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction and the termination of registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended, the estimates as to the number of stockholders of record after giving effect to the proposed transaction, estimated cost savings resulting from, and estimated costs and expenses of, the proposed transaction, and the anticipated date of the special meeting to consider the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction and subsequent termination of SEC registration are each subject to various conditions and may not occur. Even if these events do occur, the Company may not realize the costs savings anticipated as of the date of this press release.

About Ergo

Ergo Science Corporation, based in North Andover, Massachusetts, acquired the business to business publishing division (“Nexus Media”) of Highbury House Communications plc in April 2005.  Nexus Media provides products and services including printed and web-based magazines, data services and directories, exhibitions, conferences and award ceremonies.  Nexus Media provides information in several markets and operates out of a 28,000 square foot facility that it owns in Swanley, Kent (United Kingdom) with approximately 220 employees.  In November 2003, Ergo Science Corporation sold all of its scientific and research assets and certain other intellectual property assets to Pliva d.d.

Contact:
Lisa DeScenza
(978) 688-8833